Exhibit 10.2

SYROS PHARMACEUTICALS, INC.

INDUCEMENT STOCK OPTION AGREEMENT

Syros Pharmaceuticals, Inc. (the “Company”) hereby grants the following stock option. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of optionee (the “Participant”):
Grant Date:
Number of shares of the Company’s Common Stock subject to this option (“Shares”):
Option exercise price per Share:
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date:

Vesting Schedule:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

SYROS PHARMACEUTICALS, INC.

Signature of Participant

By:
Street Address		Name of Officer:
Title:
City/State/Zip Code

SYROS PHARMACEUTICALS, INC.

Inducement Stock Option Agreement

Terms and Conditions

1.    Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein, the number of Shares set forth in the Notice of Grant of common stock, $0.001 par value per share, of the Company (“Common Stock”), at the exercise price per Share set forth in the Notice of Grant in connection with the commencement of the Participant’s employment with the Company. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option was granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2016 Stock Incentive Plan (the “Plan”) or any equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.    Certain Definitions.

“Cause” means (a) the Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) the Participant has (i) engaged in material dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach the Non-Disclosure, Assignment and Non-Solicitation Agreement by and between the Company and the Participant, (iii) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (iv) willfully refused to perform the Participant’s assigned duties to the Company, following written notice of such refusal by the Company and a period of thirty (30) days to cure the same.

“Change in Control” means any transaction or series of related transactions (a) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company of the effective date of such change in control, (b) that results in the sale of all or substantially all of the assets of the Company, or (c) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

“Good Reason” means the occurrence of one or more of the following without the Participant’s written consent: (a) a material reduction in the Participant’s authority, duties and/or responsibilities as compared to the authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether the Participant maintains at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), or (b) a material reduction in the Participant’s base compensation as compared to the base compensation in effect immediately prior to the occurrence of the event; provided, however, that no such occurrence shall constitute Good Reason unless: (i) the Participant gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) the Participant’s termination of employment occurs within one (1) year following the Company’s receipt of such notice.

3.    Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 4 hereof.

Notwithstanding any provision in this Section 3 to the contrary, if, within the three months prior to a Change in Control or in the twelve months following a Change in Control, the Company or its successor terminates the Participant’s employment without Cause or the Participant resigns for Good Reason, then, subject to the Participant’s execution and nonrevocation of a severance and release of claims agreement in the form prescribed by the Company, the Company will accelerate the vesting of this option as of the date the Participant’s employment is terminated such that 100% of the Shares shall become fully vested and exercisable effective as of such date.

4.    Exercise of Option.

(a)    Form of Exercise. Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, or in such other form (which may be electronic) as is approved by the Company, together with payment in full pursuant to Section 4 hereof. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share. Shares of Common Stock subject to this option will be delivered by the Company as soon as practicable following exercise.

(b)    Continuous Relationship with the Company Required. Except as otherwise provided in this Section 4, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)    Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d), (e) and (f) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)    Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)    Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment). If the Participant is party to an employment or severance agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

(f)    Board Discretion. Notwithstanding anything in this Section 4, the Board of Directors of the Company (the “Board”) may determine, either at the time an option is granted or thereafter, the effect on an option of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the option. For purposes of this agreement, a “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

5.    Payment Upon Exercise. Common Stock purchased upon the exercise of this option shall be paid for as follows:

(a)    in cash or by check, payable to the order of the Company;

(b)    except as may otherwise be approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(c)    to the extent approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(d)    to the extent approved by the Board, in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of Shares underlying the portion of the option being exercised, less (ii) such number of Shares as is equal to (A) the aggregate exercise price for the portion of the option being exercised divided by (B) the fair market value (as determined by, or in a manner approved by, the Board) on the date of exercise;

(e)    to the extent permitted by applicable law and approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(f)    by any combination of the above permitted forms of payment.

6.    Withholding.

(a)    General. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations.

(b)    Satisfaction of Obligations by Delivery of Shares. If approved by the Board, in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including Shares retained from this option, valued at their fair market value (determined by, or in a manner approved by, the Board); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

7.    Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend this option to provide an exercise price per share that is lower than the then-current exercise price per share of the option, (2) cancel this option and grant in substitution therefor a new option covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of this option, (3) cancel this option in exchange for a cash payment if its exercise price per share is above the then-current fair market value or (4) take any other action that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

8.    Transfer Restrictions; Clawback.

(a)    This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the lifetime of the Participant, this option shall be exercisable only by the Participant; provided, however, that the Board may provide for the gratuitous transfer of the option by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of the Common Stock subject to the option to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of this agreement. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 8(a) shall be deemed to restrict a transfer to the Company.

(b)    In accepting this option, the Participant agrees to be bound by any clawback policy that the Company may adopt in the future.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

(a)    Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of this option shall be equitably adjusted by the Company (or a substituted option may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to outstanding options are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then if the Participant exercises this option between the record date and the distribution date for such stock dividend, the Participant shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares of Common Stock acquired upon such option exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)    Reorganization Events.

(i)    Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(ii)    Consequences of a Reorganization Event on this Option.

(A)    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to this option (or any portion thereof) on such terms as the Board determines (except to the extent specifically provided otherwise in another agreement between the Company and the Participant): (i) provide that this option shall be assumed, or a substantially equivalent option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participant, provide that the unvested portion of this option will be forfeited immediately prior to the consummation of such Reorganization Event and/or that the unexercised portion of this option will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that this option shall become exercisable, realizable, or deliverable, or restrictions applicable to this option shall lapse, in whole or in part, prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this option equal to (A) the number of Shares of

Common Stock subject to the vested portion of the option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of this option and any applicable tax withholdings, in exchange for the termination of this option, (v) provide that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

(B)    For purposes of Section 9(b)(ii)(A)(i), this option shall be considered assumed if, following consummation of the Reorganization Event, this option confers the right to purchase or receive pursuant to the terms of this option, for each share of Common Stock subject to this option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of the option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

10.    Miscellaneous.

(a)    Administration by Board. This agreement will be administered by the Board. The Board shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to this agreement as it shall deem advisable. The Board may construe and interpret the terms of this agreement. The Board may correct any defect, supply any omission or reconcile any inconsistency in this agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in or under this agreement.

(b)    Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under this agreement to one or more committees or subcommittees of the Board (a “Committee”). All references in this agreement to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority in this agreement have been delegated to such Committee.

(c)    Amendment. Except as provided in Section 7, the Board may amend, modify or terminate this agreement, including but not limited to, substituting therefor another option of the same or a different type or changing the date of exercise. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under this agreement or (ii) the change is permitted under Section 9.

(d)    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares of Common Stock pursuant to this agreement until (i) all conditions of this agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(e)    Acceleration. The Board may at any time provide that this option shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(f)    No Right To Employment or Other Status. The grant of this option shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under this agreement.

(g)    No Rights As Stockholder. Subject to the provisions of this option, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Shares of Common Stock to be issued with respect to this option until becoming the record holder of such Shares.

(h)    Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting this option) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under this agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(i)    Limitations on Liability. Notwithstanding any other provisions of this agreement, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this agreement, nor will such individual be personally liable with respect to this agreement because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this agreement has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this agreement unless arising out of such person’s own fraud or bad faith.

(j)    Severability. The invalidity or unenforceability of any provision in this agreement shall not affect the validity or enforceability of any other provision, and each such other provision shall be severable and enforceable to the extent permitted by law.

(k)    Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

(l)    Entire Agreement. This agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(m)    Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this agreement; (ii) has been represented in the preparation, negotiation and execution of this agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this agreement; and (iv) is fully aware of the legal and binding effect of this agreement.

(n)    Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

ANNEX A

SYROS PHARMACEUTICALS, INC.

Inducement Stock Option Exercise Notice

Syros Pharmaceuticals, Inc.

35 CambridgePark Drive

Cambridge, MA 02140

Dear Sir or Madam:

I,                      (the “Participant”), hereby irrevocably exercise the right to purchase                      shares of the Common Stock, $0.001 par value per share (the “Shares”), of Syros Pharmaceuticals, Inc. (the “Company”) at $         per share pursuant to the inducement stock option agreement by and between the Participant and the Company dated                      (the “Inducement Option Agreement”). Enclosed herewith is a payment of $        , the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature

Print Name:

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):